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                                                                      EXHIBIT 11


                       THIRD AMENDMENT TO RIGHTS AGREEMENT

         THIRD AMENDMENT, dated as of May 9, 2000 (the "Third Amendment"), amending the Rights Agreement, dated as of February 1, 1994 (the "Rights Agreement"), between McWhorter Technologies, Inc., a Delaware corporation (the "Company"), and Equiserve Trust Company, N.A. (as successor to Wachovia Bank of North Carolina, N.A., a North Carolina corporation), as Rights Agent (the "Rights Agent").

                  WHEREAS, the Company and the Rights Agent are parties to the Rights Agreement, specifying the terms of the Rights (as defined therein);

                  WHEREAS, the parties amended the Rights Agreement as set forth in the First Amendment to Rights Agreement dated April 27, 1999 and as set forth in the Second Amendment to Rights Agreement dated June 28, 1999;

                  WHEREAS, the Company and the Rights Agent desire to further amend the Rights Agreement in accordance with Section 27 thereof;

                  WHEREAS, the Board of Directors of the Company has voted to authorize this Third Amendment pursuant to resolutions adopted at a special meeting held on May 3, 2000;

                  NOW THEREFORE, in consideration of the premises and mutual agreements set forth in the Rights Agreement and this Third Amendment, the parties hereby agree as follows:

                  1. Section 1(a) of the Rights Agreement is hereby further amended by adding the following sentence at the end of such Section:

                  "Notwithstanding the foregoing provisions contained in this
                  Section 1(a), for so long as the Agreement and Plan of Merger dated as of May 3, 2000 (the "Merger Agreement"), by and among the Company, Eastman Chemical Company, a Delaware corporation ("Eastman"), and Tartan, Inc., a Delaware corporation ("Purchaser"), has not been terminated pursuant to Section 7.1 thereof, none of a "Distribution Date," "Stock Acquisition Date" or "Flip-In Event" shall occur or be deemed to occur, and neither Eastman nor the Purchaser shall become an "Acquiring Person," as a result of the execution, delivery or performance of the Merger Agreement or by the announcement, making or consummation of the Offer (as defined in the Merger Agreement), the acquisition of Shares pursuant to the Offer or the Merger (as each such term is defined in the Merger Agreement), the consummation of the Merger (as so defined) or any other transaction contemplated by the Merger Agreement."




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                  2. Clauses (i) and (ii) of the first sentence of Section 7 of the Rights Agreement are hereby deleted in their entirety and replaced with the following:

                  "(i) the first to occur of (A) the close of business on February 1, 2004 or (B) the opening of business on the date that includes the consummation of the Offer, as defined in the Merger Agreement (such earlier time being herein referred to as the "Final Expiration Date") or (ii) the time at which the Rights are redeemed as provided in Section 23 hereof (the earlier of clause (i) or (ii) being herein referred to as the "Expiration Date")."

                  3. This Third Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts made and to be performed entirely within such State.

                  4. This Third Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

                  5. All references in the Rights Agreement to "Wachovia Bank of North Carolina, N.A." or "Rights Agent" are hereby amended to refer to "Equiserve Trust Company, N.A., a national banking association".

                  6. Subsections (e) and (f) of Section 1 of the Rights Agreement are hereby deleted in their entirety and replaced with the following:

                  "(e) "Business Day" shall mean any day other than a Saturday, Sunday or a day on which banking institutions in The Commonwealth of Massachusetts are authorized or obligated by law or executive order to close.

                  (f) "Close of business" on any given date shall mean 5:00 p.m., Eastern time, on such date; provided, however, that if such date is not a Business Day it shall mean 5:00 p.m., Eastern time, on the next succeeding Business Day."

                  7. Section 2 of the Rights Agreement is hereby amended to add the following at the end of the second sentence after the word "desirable":

                  ", upon ten (10) days' prior written notice to the Rights Agent. The Rights Agent shall have no duty to supervise, and shall in no event be liable for, the acts or omissions of any such co-Rights Agent."



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                  8. The word "negligence" is hereby deleted in the second
sentence of Section 18(a) and the first sentence of Section 20(c) of the Rights Agreement, and in each instance is hereby replaced with the words "gross negligence".

                  9. Clause (a) of the fourth sentence of Section 21 of the Rights Agreement is hereby deleted in its entirety and replaced with the following:

                  "(a) a corporation or trust company organized and doing business under the laws of the United States or of the States of _________ or New York (or of any other state of the United States so long as such corporation is authorized to do business as a banking institution in the States of ________________ or New York), in good standing, having a principal office in the States of ________________ or New York, which is authorized under such laws to exercise corporate trust powers and is subject to supervision or examination by federal or state authority or"

                  10. In Section 26 of the Rights Agreement, the address block relating to notices or demands to be given or made to the Rights Agent is hereby deleted in its entirety and replaced with the following:

                  Equiserve Trust Company, N.A.
                  c/o Equiserve Limited Partnership
                  150 Rayall Street
                  Canton, MA 92021
                  Attention: Client Administration

                  11. Except as expressly set forth herein, this Third Amendment shall not by implication or otherwise alter, modify, amend, or in any other way affect any of the terms, conditions, obligations, covenants, or agreements contained in the Rights Agreement, all of which are ratified and affirmed in all respects and shall continue in full force and effect.

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         IN WITNESS WHEREOF, the undersigned have executed this Third Amendment to Rights Agreement as of the date first written above.

                                 McWHORTER TECHNOLOGIES, INC.


                                 By:        /s/ Warren B. Grayson
                                     -----------------------------
                                     Name: Warren B. Grayson
                                     Title: Vice President


                                 EQUISERVE TRUST COMPANY, N.A.


                                 By:      /s/ Darlene DioDato
                                     -----------------------------
                                     Name: Darlene DioDato
                                     Title: Senior Managing Director



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